EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Alan Shuler
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
ashuler@makemusic.com
LARRY MORTON JOINS MAKEMUSIC BOARD OF DIRECTORS
Board Enhanced with Addition of Hal Leonard President
MINNEAPOLIS, DECEMBER 8, 2005 — MakeMusic, Inc. (Nasdaq: MMUS) announced today that Larry Morton has joined the company’s board of directors. Since 1999, Morton has been president of Hal Leonard Corporation, the world’s largest print music publisher. Joining Hal Leonard in 1990, he previously served as executive vice president and was responsible for worldwide corporate sales and marketing. He has been active in the music industry since 1984, with previous experience in retail, distribution and musical instrument manufacturing.
“It’s very exciting to have Larry joining our board,” stated Bill Wolff, MakeMusic chairman and chief executive officer. “His deep industry experience and expertise will help provide critical strategic direction for SmartMusic®. We look forward to his contributions as we continue to grow the business.”
“SmartMusic and its potential impact on music education make it important to the music products industry,” stated Morton. “Its success will benefit not just teachers and students but also publishers, instrument manufacturers and others working towards strong music programs in our schools.”
Larry Morton is currently on the board of directors of MPA (Music Publishers’ Association) and AMC (American Music Conference). Previously, he served on the board of RPMDA (Retail Print Music Dealers Association) and NAMM (National Association of Music Merchants).
Mr. Morton holds a bachelor’s degree in music from Eastern Illinois University and completed graduate studies in music theory and composition at University of North Texas. He has experience as a music performer, educator and composer.
About MakeMusic, Inc.
MakeMusic, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
A photo of Larry Morton is available from Scott Yoho at syoho@makemusic.com.
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